Exhibit 99.1

For Information Contact:

Matt Hayden

Hayden Communications

(858) 704-5065

matt@haydenir.com

 Iteris Home Page: http://www. iteris.com

For Release at 1:05 p.m., PST 11/02/05

Iteris, Inc. Reports Record Revenues for Second Consecutive Quarter

Anaheim, California — November 02, 2005 – Iteris, Inc. (AMEX: ITI), a leading provider of traffic optimization and safety technology products and services, today reported financial results for the second fiscal quarter ended September 30, 2005.

For the second quarter ended September 30, 2005, Iteris, Inc. (the “Company”) reported record net sales and contract revenues of $12.7 million, representing an 8.1 percent increase compared to net sales and contract revenues of $11.8 million in the second quarter of the prior fiscal year and a 5.3 percent increase from the $12.1 million of revenue recorded in the previous fiscal quarter. The increase was primarily a result of a 33.9 percent increase in AutoVue revenues and a 15.4 percent increase in Systems consulting revenues compared to the second quarter of the prior fiscal year.  The increase in AutoVue revenues was a result of increased product sales of Lane Departure Warning (“LDW”) units to the heavy truck market, while the increase in consulting revenues was fueled by increased activity in the California market.

The second quarter operating results included certain non-cash charges related to the amortization of stock-based compensation of $258,000, the amortization of intangible assets of $36,000 and changes in value of Company common stock held in the Company’s deferred compensation savings plan of $16,000. Including these non-cash charges the Company reported an operating loss of $66,000 for quarter ended September 30, 2005 compared to operating income of $474,000 in the second quarter of the prior fiscal year. Excluding these non-cash charges, the Company’s operating activities would have resulted in $244,000 of operating income for the three-month period ended September 30, 2005. A table is attached to this release to reconcile the Company’s operating income (loss) as calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to pro forma non-GAAP operating income for all periods presented to supplement the Company’s GAAP reporting and provide meaningful information in evaluating operations, and managing and benchmarking its performance.

The net loss for the fiscal quarter ended September 30, 2005 was $155,000 compared to a net loss of $4,000 in the corresponding period of the prior fiscal year.

For the six months ended September 30, 2005, net sales and contract revenues were $24.8 million or an increase of 6.9% compared to net sales and contract revenues of $23.2 million in the corresponding period of the prior fiscal year. The operating loss for the six months ended September 30, 2005 was $384,000 compared to $1.0 million of operating income in the corresponding period of the prior fiscal year. The Company reported a net loss of $881,000 or $0.03 per share for the six months ended September 30, 2005 compared to net income of $962,000 or $0.04 per share for the corresponding period in the prior fiscal year. The September 30, 2004 results benefited from a gain of $949,000 related to the settlement of litigation between Rockwell International and the Michigan Department of Transportation, to which the Company was a third party beneficiary.

“As indicated previously, we are seeing increased sales of our consulting services, which contributed to record revenues, and we expect continued improvements in this business during the coming year,” commented Jack Johnson, chief executive officer of Iteris, Inc. “The heavy truck market continues to drive growth in our AutoVue segment where we continue substantial discussions with major vehicle manufacturers to include our revolutionary safety advance in mass-produced cars and trucks. As we have seen, it remains difficult to predict the timeline for signing new agreements, but we believe we have built key relationships and proven our value proposition which we expect will translate into partnerships and sales in the future.”

As of September 30, 2005, the Company had 28.5 million shares of common stock outstanding and total stockholders’ equity of $17.3 million. The Company is in final negotiations with its senior lender to replace its existing credit facility with a new arrangement and expects to have the new facility in place in the coming weeks.

Recent Operational Highlights Included:

•                  Since the introduction of our LDW systems to the passenger car market, Iteris has recorded royalty revenues based on the cumulative shipment of approximately 16,500 units to Infiniti.

•                  AutoVue LDW systems sales increased 62.5 percent in the heavy truck market in the fiscal second quarter compared to the second quarter of the prior fiscal year and are up 88.2 percent for the six month period ended September 30, 2005 as compared to the prior fiscal year.  AutoVue revenues from product sales and services were $2.2 million in the current quarter.

•                  Testing of our LDW systems continues with 45 heavy truck fleets estimated to represent up to 97,000 vehicles.

•                  To date 20 US heavy truck fleets have selected the Iteris LDW system with an estimated 10,000 vehicles between them.

•                  Approximately $5.6 million in new systems consulting contracts were signed during the quarter ended September 30, 2005. Systems consulting backlog at the end of the second fiscal quarter was $16.4 million, up from $15.9 million reported at the end of the prior quarter.

•                  On August 3, 2005, the Company announced that its LDW technology has enabled two major commercial truck companies to log a combined 60 million miles of driving with no lane departure-related accidents.

•                  On August 9, 2005, the Company announced that a bill was introduced in Congress that provides financial incentives to buyers of passenger cars and commercial trucks who purchase safety-oriented advanced technology devices such as Iteris’ LDW systems.

•                  On August 25, 2005, the Company announced that its LDW technology will be installed on new trucks purchased by eight more commercial truck fleets across the country. Each of the eight fleets has purchased or ordered new trucks with specifications that include the installation of Iteris’ LDW system.

•                  On October 5, 2005, the Company announced that Vantage and its regional distributor, Interprovincial Traffic Services Ltd. (“ITS”), were recently awarded two significant orders for Vantage Video Detection Systems in Western Canada.  The Vantage system will be used by the cities of Calgary and Regina, which selected Vantage over other video detection systems for use in traffic management applications, after conducting separate competitive evaluation processes. Iteris initially provided equipment for approximately 60 intersections in total for the two orders.

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the second fiscal quarter of 2006 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the internet. To listen to the webcast or view the financial or other statistical information required by SEC regulation G, please visit the Company’s website at www.iteris.com. The webcast will be recorded and available for replay until November 16, 2005.

About Iteris, Inc.

Iteris, Inc. is a leading provider of outdoor vision systems and sensors that optimize the flow of traffic and enhance driver safety.  Iteris combines outdoor image processing, traffic engineering, and information technology to offer a broad range of transportation and safety solutions.  Iteris is headquartered in Anaheim, California.  Investors are encouraged to visit our website at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, our projected revenues, future performance and operating results, and future strategic partners, the impact of the adoption of the Federal Highway Bill, and our ability to achieve new contracts and to negotiate a satisfactory new line of credit, such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the market acceptance of our technologies and our customers’ ability to achieve market acceptance of products that incorporate our technologies; the ability of our partner, Valeo, to expand sales of LDW systems into the passenger car markets; political agendas and the availability for funding for government contracts and budgetary constraints; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the potential unforeseen impact of product offerings from competitors and other competitive pressures; the effectiveness of our cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government contracting and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	March 31, 2005
	(unaudited)
ASSETS:
Cash	$—	$46
Trade accounts receivable, net	8,883	8,866
Costs and estimated earnings in excess of billings on uncompleted contracts	2,568	2,086
Inventory	3,003	4,344
Prepaid expenses	627	384
Deferred tax assets	849	660
Property and equipment, net	1,154	1,103
Goodwill	27,774	27,774
Identifiable intangible assets, net	625	698
Other assets	560	695
Total assets	$46,043	$46,656

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$8,385	$9,007
Revolving line of credit	1,711	945
Deferred gain on sale of building	591	733
Deferred compensation plan liability	850	772
Long term debt	4,670	5,327
Convertible debentures, net	9,100	8,996
Total liabilities	25,307	25,780
Redeemable common stock	3,414	3,414
Total stockholders’ equity	17,322	17,462
Total liabilities and stockholders’ equity	$46,043	$46,656

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004

Net sales and contract revenues:
Net sales	$7,975	$7,651	$15,500	$14,554
Contract revenues	4,740	4,109	9,294	8,647
Total net sales and contract revenues	12,715	11,760	24,794	23,201
Costs and expenses:
Cost of net sales	4,227	4,332	7,973	7,878
Cost of contract revenues	2,970	2,733	5,869	5,679
Gross profit	5,518	4,695	10,952	9,644
Operating expenses:
Selling, general and administrative expenses	3,950	3,201	7,639	6,801
Research and development expenses	1,324	871	3,023	1,664
Acquired in-process research and development	—	115	—	115
Stock-based compensation	258	—	523	—
Deferred compensation plan expense	16	—	78	—
Amortization of intangible assets	36	34	73	34
Total operating expenses	5,584	4,221	11,336	8,614
Income (loss) from operations	(66)	474	(384)	1,030
Non-operating income (expense):
Other income, net	86	57	38	980
Interest expense, net	(358)	(470)	(710)	(540)
Income (loss) before income taxes and minority interest	(338)	61	(1,056)	1,470
Income tax benefit (provision)	183	—	175	(75)
Minority interest in earnings of subsidiary	—	(65)	—	(433)
Net income (loss)	$(155)	$(4)	$(881)	$962

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.01)	$0.00	$(0.03)	$0.04
Diluted earnings (loss) per share	$(0.01)	$0.00	$(0.03)	$0.04

Shares used in calculating earnings (loss) per share:
Basic	28,106	25,685	28,084	23,938
Diluted	28,106	25,685	28,084	25,358

ITERIS, INC.

UNAUDITED RECONCILIATION OF

GAAP OPERATING INCOME (LOSS) TO
PRO FORMA NON-GAAP OPERATING INCOME
(in thousands)

The pro forma non-GAAP adjustments set forth below are based upon our unaudited condensed consolidated statements of operations for the periods shown. These adjustments are not in accordance with or an alternative for, U.S. Generally Accepted Accounting Principles (“GAAP”). The pro forma non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, the financial measures calculated in accordance with GAAP. The Company believes pro forma non-GAAP reporting provides meaningful insight into the Company’s ongoing economic performance and therefore uses pro forma non-GAAP reporting internally to assist in evaluating and managing the Company’s operations. The Company has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results, and to illustrate the results of the Company’s ongoing operations exclusive of certain non-cash charges.

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004

GAAP operating income (loss)	$(66)	$474	$(384)	$1,030
Add back non-cash charges:
Acquired in-process research and development	—	115	—	115
Stock-based compensation expense	258	—	523	—
Deferred compensation savings plan expense	16	—	78	—
Amortization of intangible assets	36	34	73	34
Pro forma non-GAAP operating income	$244	$623	$290	$1,179